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                                                                     EXHIBIT 5.1



                                          September 21, 2000



Terra Networks, S.A.


Via de las Dos Castillas, 33


Complejo Atica, Edificio 1


Pozuelo de Alarcon


28223 Madrid


Spain



Dear Sir/Madam:



     Terra Networks, S.A. -- Share Exchange: Lycos, Inc.



     We have acted as Spanish counsel for Terra Networks, S.A., a corporation (sociedad anonima) organized under the laws of the Kingdom of Spain (the "Company"), in connection with the offer to exchange (the "Offer") for shares of Lycos, Inc., as filed by means of the F-4 Registration Statement, Registration no. 333-12208 (the "F-4 Registration Statement"). On May 16, 2000, the Board of Directors of the Company passed a resolution approving the Offer, subject to the conditions set forth in the prospectus constituting part of the F-4 Registration Statement. At the General Meeting of Shareholders held on June 8, 2000, the shareholders of the Company approved (1) a share capital increase of the Company of up to 681,845,424 euros and (2) the issuance of up to 340,922,712 new shares of the Company (the "New Shares").



     We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such other documents and certificates, and made such inquiries with officers of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents admitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.



     Based upon and subject to the foregoing, we are of the opinion that:



     1. The Company has been duly incorporated and is validly existing as a corporation with limited liability under the laws of Spain.



     2. The capital increase and the issuance of the New Shares to be executed as described below have been duly authorized by a resolution of the General Shareholders Meeting as requisite corporate action on the part of the Company.



     3. Upon the payment of the New Shares through the Share Exchange, the Board of Directors or the Executive Committee or a Director of the company shall execute the capital increase, grant a notarial deed of capital increase, register such notarial deed at the Commercial Registry of Barcelona and record the New Shares with the Spanish Settlement Service ("Servicio de Compensacion y Liquidacion de Valores"). By effect thereof, the New Shares will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain, which is the jurisdiction in which the Company is incorporated and in which the principal place of business of the Company is located.



     The Board of Directors, the Executive Committee or Directors bestowed with sufficient authority by a resolution of any of the preceding governing bodies, as the case may be, shall execute all necessary documents in accordance with the resolutions adopted regarding the capital increase and the issuance of the New Shares.



     The opinions here rendered are limited to matters of Spanish law, and we do not purport to pass on any question arising under the laws of any jurisdiction other than the laws of Spain in force as of the date hereof.

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     This opinion is being furnished by us, as Spanish counsel to the Company, to you as a supporting document in connection with the above referenced Offer and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our express prior written consent.



     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the F-4 Registration Statement and to the filing of this opinion as an exhibit to the F-4 Registration Statement.


                                          Very truly yours,



                                          Luis de Carlos



                                          URIA & MENENDEZ

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